SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☑                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

TRANSAMERICA FUNDS

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TRANSAMERICA FUNDS

Transamerica Dynamic Income

NOTICE OF ADJOURNMENT OF SPECIAL MEETING OF SHAREHOLDERS

Please be advised that the special meeting of shareholders, held virtually at 10:00 am Mountain Time on February 5, 2021, for Transamerica Dynamic Income, a series of Transamerica Funds (the “Fund”), has been adjourned to allow additional time to solicit shareholder votes on the proposed Agreement and Plan of Reorganization pursuant to which the Fund would reorganize into Transamerica Multi-Asset Income, also a series of Transamerica Funds. The shareholder meeting for the Fund will reconvene on April 1, 2021 at 10:00 am Mountain Time. In light of public health concerns regarding the ongoing coronavirus (COVID-19) pandemic, and taking into account related orders and guidance issued by federal, state and local governmental bodies, the officers of Transamerica Funds have determined that the special meeting and all adjournments will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. To attend, vote, and submit any questions at the special meeting, please register at http://www.viewproxy.com/Transamerica/broadridgevsm. During the pendency of the adjourned meeting, shareholders holding shares as of the record date of December 8, 2020 who have not yet voted are encouraged to vote on the proposed reorganization.

A proxy statement/prospectus has been filed in connection with the solicitation of proxies to approve the proposal described above. Because the proxy statement contains important information, the Fund’s shareholders are urged to read the proxy statement/prospectus and accompanying materials carefully. If you have questions, please call the Funds’ proxy solicitor at 1-833-670-0692. The proxy statement/prospectus is also available at www.ProxyVote.com using your voting control number or at the website of the Securities and Exchange Commission, www.sec.gov.

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